Exhibit 99.1

CONN’S, INC. ANNOUNCES CLOSING OF AMENDED AND RESTATED CREDIT

FACILITY, EXECUTION OF AMENDMENT TO SENIOR NOTES, AND

AUTHORIZATION OF A NEW $100 MILLION SHARE REPURCHASE PROGRAM

THE WOODLANDS, TEXAS, November 2, 2015 – Conn’s, Inc. (NASDAQ:CONN) (the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit announced today that it has amended and restated its asset-based revolving credit facility (the “Amended Credit Facility”) that, among other things:

•	Provides total commitments of $810 million;

•	Extends the maturity date from November 25, 2017 to October 30, 2018;

•	Increases the total leverage ratio covenant from 2.0x to 4.0x;

•	Eliminates the fixed charge coverage ratio covenant and replaces it with an interest coverage covenant; and

•	Adds a new minimum liquidity requirement for repurchases of the Company’s common stock, notes and other debt pre-payment, which, combined with the new total leverage ratio covenant, is expected to provide the Company greater flexibility for repurchases.

Concurrently with execution of the Amended Credit Facility, the Company executed a Second Supplemental Indenture (the “Supplemental Indenture”) to the Indenture (as supplemented or amended, the “Indenture”) that governs the Company’s 7.250% Senior Notes due 2022 (the “Notes”). The Supplemental Indenture changes the restricted payments provisions under the Indenture by:

•	Amending, from May 1, 2014 to November 1, 2015, the beginning of the accounting period from which consolidated net income is calculated for purposes of determining the size of the “restricted payment basket” exception to the restricted payments limitation; and

•	Increasing, from $75.0 million to $375.0 million, the dollar threshold exception to the restricted payments limitation (together with the first point, the “Indenture Amendments”).

The Indenture Amendments were approved by the holders of a majority in principal amount of the Notes through the Company’s consent solicitation that was completed on October 29, 2015.

Norm Miller, Conn’s President and Chief Executive Officer commented, “We are pleased with the successful completion of these amendments and believe they reflect the confidence of our lenders and bond holders in our company. The credit facility, combined with expected future securitizations and use of high-yield notes provides us with ample liquidity to pursue our growth initiatives supported by a diversified capital structure.”

“With the completion of the amendments to our bank facility and senior notes indenture, we are also pleased to announce an additional $100 million share repurchase program which supports our goal of returning value to our shareholders while investing in our business and improving our capital structure. We intend to complete the repurchases under this authorization during our fiscal quarter ending January 31, 2016, as long as market conditions and other factors continue to support such use of our capital. The amendments to our bank facility and senior note indenture give us the ability to consider additional repurchase programs over time, dependent on market conditions, capital availability and other factors.”

The Company utilized substantially all of its authorization available under the previously approved $75 million repurchase program. During the quarter ended October 31, 2015, the Company purchased 1.9 million shares, using $51.6 million of its $75 million stock and bond repurchase authorization. Additionally, the Company utilized $22.9 million of the repurchase authorization to acquire $23.0 million of face of value of its senior notes. As a result of the bond repurchases, the Company incurred a loss during the quarter of approximately $0.5 million, related primarily to the write-off of deferred costs related to the bonds acquired. Additionally, the Company will write off approximately $0.9 million of deferred costs related to the amendment of its bank facility.

About Conn’s, Inc.

The Company is a specialty retailer currently operating approximately 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, the Company offers a variety of products on a seasonal basis. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the

Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company’s customers or potential customers; the Company’s ability to execute periodic securitizations of future originated loans including the sale of any remaining residual equity on favorable terms; the Company’s ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company’s customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the Company’s stock repurchase program; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.